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SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Explanatory note: this filing contains information provided in a website located on the Internet at www. votenohpcompaq.com]

Vote No on HP Compaq

Home	Stockholder Information	Financial Analysis	Press Releases & Statements	About Us	Contacts

For a summary of what we believe to be the consequences of the proposed merger with Compaq, [link to summary]	Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust Oppose Hewlett-Packard’s Proposed Merger with Compaq Computer Corporation

On September 4, 2001, Hewlett-Packard announced its intention to merge with Compaq Computer Corporation. We oppose this transaction. We are convinced that a merger with Compaq will significantly diminish the value of your investment in Hewlett-Packard on both a short-term and a long-term basis.

The market reacted strongly and negatively to Hewlett-Packard’s proposed merger with Compaq in the weeks following its announcement. Stockholder value declined by billions of dollars. A number of stockholders and many analysts have been quite outspoken about their opposition to the proposed transaction. The William R. Hewlett Revocable Trust, the William and Flora Hewlett Foundation, the David and Lucile Packard Foundation and other stockholders representing more than 18% of the shares of Hewlett-Packard have said publicly that they are opposed to this deal. Despite this, management is pressing ahead with its plan to complete the proposed merger.

In the interests of all stockholders, we will continue to actively oppose the Compaq transaction and will ask for your vote to stop it.

This site is designed to keep you informed about our efforts to stop this transaction. It includes the independent analysis of our financial advisor, Friedman Fleischer & Lowe, LLC, press releases and the latest SEC filings. If you have any questions please call our proxy solicitor, MacKenzie Partners, Incorporated, at 1-877-750-5838.

Very truly yours,

/s/ Walter B. Hewlett Walter B. Hewlett

IMPORTANT INFORMATION

On December 27, 2001, Walter B. Hewlett, Edwin E. van Bronkhorst and The William R. Hewlett Revocable Trust (the “Trust”) filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of Hewlett-Packard Company in connection with a meeting of stockholders of Hewlett-Packard to be held for the purpose of voting on various matters relating to the possible merger transaction involving Hewlett-Packard and Compaq Computer Corporation (the “Proposed Merger”). This preliminary proxy statement was revised by Amendment No. 1 to the Schedule 14A filed with the Securities and Exchange Commission on January 14, 2002 (the “Revised Preliminary Proxy Statement”). Mr. Hewlett, Mr. van Bronkhorst and the Trust will prepare and file with the Securities and Exchange Commission a definitive proxy statement relating to their opposition to the Proposed Merger and may file other proxy solicitation materials regarding the Proposed Merger. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Revised Preliminary Proxy Statement is, and the definitive proxy statement (when it becomes available) will be, available for free at www.sec.gov, along with any other relevant documents. You may also obtain a free copy of the Revised Preliminary Proxy Statement, or the definitive proxy statement (when it becomes available), by contacting MacKenzie Partners at 212-929-5500, or by sending an email to proxy@mackenziepartners.com.

Information regarding the names, affiliation and interests of persons who may be deemed to be participants in our solicitation of proxies of Hewlett-Packard’s stockholders is available in the Revised Preliminary Proxy Statement filed with the SEC on January 14, 2002.

Vote No on HP Compaq

Stockholder Information

Proxy Statement [link to proxy statement] Stockholder Letters	This Vote Is All About Stockholder Value The following is a summary of what we believe to be the consequences of the proposed merger with Compaq:
[links to stockholder letters] SEC Filings [links to SEC filings]	-	The Business Portfolio Will Be Worse. The proposed merger would significantly dilute Hewlett-Packard’s stockholders’ interest in the profitable imaging and printing business, and significantly increase their exposure to an unprofitable PC business. The combined company would be weaker, not stronger, than Hewlett-Packard as a standalone company.

Current Stock Prices and Historical Chart [links to stock chart and current stock price] [link to information regarding confidential voting for employee plan shares] [link to Acrobat Reader]	- -	Hewlett-Packard’s Strategic Position Will Not Materially Improve. The proposed merger would: (i) dramatically increase Hewlett-Packard’s market position in unattractive, low-end, commodity businesses, such as PCs and low-end servers; (ii) not materially improve Hewlett-Packard’s market position in mid-range and high-end servers and high-end services, which have higher profit margins than the profit margins for PCs; (iii) divert management’s attention and financial resources from Hewlett-Packard’s preeminent imaging and printing business; and (iv) do little to increase Hewlett-Packard’s consulting and outsourcing capabilities.

The Integration Risk Of The Proposed Merger Is Substantial And Unacceptable. Examples of failed computer company combinations abound, including AT&T’s acquisition of NCR, Burroughs and Sperry’s combination to form Unisys, and Compaq’s own acquisition of Digital Equipment Corporation (DEC). No significant combination involving a computer company has ever met expectations.

The complexity of putting two companies together, in a difficult economy, when each company is currently undergoing its own transition, presents daunting challenges and unacceptable risks. Management has no experience or track record with a merger of this scale. Even if the targeted cost synergies are achieved, it is likely that merger-related revenue losses will offset or exceed them. The odds are against success in this merger-there is a serious risk of failure.

-	The Financial Impact On Hewlett-Packard Stockholders Has Been And Will Be Negative. Based on consensus forecasts as of January 15, 2002, Hewlett-Packard would have to pay 183 times Compaq’s 2001 earnings, 73 times 2002 earnings and 37 times 2003 earnings. These numbers demonstrate clearly that the interests of Compaq’s stockholders are not the same as those of Hewlett-Packard.

The market has twice made resoundingly clear that this combination destroys value for Hewlett-Packard stockholders — once when Hewlett-Packard’s stock price dramatically declined after the proposed merger was announced and again when Hewlett-Packard’s stock price dramatically increased after we made public our opposition. In the four months since the proposed merger was announced, Hewlett-Packard stockholders have lost $9.5 billion relative to an index of comparable companies.

Stockholder Information

Available here are links to the proxy statement we filed with the SEC, as well as all stockholder letters, advertisements and other SEC filings. You will also find a link to a chart detailing Hewlett-Packard stock activity since the deal was announced, and a link to the current stock price.

CONFIDENTIAL VOTING NOTICE FOR EMPLOYEE PLAN SHARES

It is important for all employees of Hewlett-Packard to remember that confidential voting rules apply for all shares owned by employees in the Hewlett-Packard 401(k) plan.

Strict confidentiality is required under the terms of the 401(k) plan and applicable federal law. Furthermore, it is illegal under ERISA for any other Hewlett-Packard employee to attempt to find out how an employee has voted his or her plan shares, to intimidate or attempt to intimidate an employee into voting these shares for or against any proposal, or to discharge, discipline or discriminate against an employee for voting these shares for or against any proposal.

If you have any questions about voting your shares please call:

MacKenzie Partners, Inc. at

(800)-322-2885 Toll-Free or (212)-929-5550

Vote No on HP Compaq

Financial Analysis

Friedman Fleischer & Lowe Reports [links to reports] [link to Acrobat Reader]	Financial Analysis

My interests in Hewlett-Packard are primarily as a fiduciary of The William R. Hewlett Revocable Trust (the “Trust”) and as Chairman of the William and Flora Hewlett Foundation (the “Hewlett Foundation”), which collectively own approximately 109.3 million shares (5.6%) of Hewlett-Packard common stock worth approximately $2.5 billion as of January 10, 2002. The Hewlett Foundation and the Trust were established to support charitable endeavors, and, as significant Hewlett-Packard stockholders, are strictly focused on the value of the Hewlett-Packard common stock. As a director of Hewlett-Packard, I am similarly focused on maximizing stockholder value.

After the merger was announced, the independent stock committee of the Hewlett Foundation, which is responsible for all voting and investment decisions with respect to Hewlett-Packard common stock held by the Hewlett Foundation, undertook an analysis of the proposed merger to determine how it would affect the value of the Hewlett Foundation’s shares. The independent stock committee includes no Hewlett family members or HP employees or directors.

The independent stock committee asked Laurance R. Hoagland, the Hewlett Foundation’s Chief Investment Officer and former President and Chief Executive Officer of Stanford Management Company, which oversees Stanford University’s $10.0 billion investment portfolio, to analyze the proposed merger.

Edwin E. van Bronkhorst, co-trustee of the Trust, and I were advised by counsel to the Trust that, although the Trust could independently determine how to vote on the proposed merger, the Trust should give serious consideration to the decision of the Hewlett Foundation’s independent stock committee on the vote, since all of the Trust’s Hewlett-Packard shares (or the proceeds from their sale) are distributed to the Hewlett Foundation. To further inform our decision, we engaged Friedman Fleischer & Lowe, LLC (“FFL”), a San Francisco investment firm, to independently evaluate the proposed merger on behalf of the Trust.

The Hewlett Foundation’s independent stock committee, considering among other things the advice of Mr. Hoagland and the various industry experts and investment professionals he consulted, concluded that the proposed merger was not in the Hewlett Foundation’s best interests and determined that it would vote against the proposed merger. Thereafter, Edwin E. van Bronkhorst and I, as trustees of the Trust, considering among other things the advice of FFL and the decision of the independent stock committee, concluded that the proposed merger was not in the Trust’s best interests and determined to vote the Trust’s shares against the proposed merger.

Here you will find links to the FFL Analysis of the proposed merger. Please take the time to review these materials.

Vote No on HP Compaq

Press Releases & Statements

Media Contact	Press Releases & Statements

Joele Frank /Dan Katcher /Todd Glass /Nina Covalesky Joele Frank, Wilkinson Brimmer Katcher 140 East 45th St. New York, NY 10017 Phone: (212) 355-4449 [link to e-mail]	[links to press releases & statements]

[link to Acrobat reader]

Vote No on HP Compaq

About Us

[photograph of Walter B. Hewlett]	About Us

Walter B. Hewlett, an independent software developer, serves as Chairman of The William and Flora Hewlett Foundation, where he has been a director since its founding in 1966. Mr. Hewlett is also a trustee of The William R. Hewlett Revocable Trust. He has served since 1987 on the Board of Directors of Hewlett-Packard Company and since 1999 on the Board of Directors of Agilent Technologies, Inc. He was elected to the Board of Overseers of Harvard University in 1997. In 1994, Mr. Hewlett participated in the formation of Vermont Telephone Company of Springfield, Vermont and currently serves as its Chairman. He founded the Center for Computer Assisted Research in the Humanities in 1984, and currently serves as a director of the Center. He also serves on the boards of The Public Policy Institute of California and The Packard Humanities Institute. Mr. Hewlett is the son of the late Hewlett-Packard Company co-founder, William R. Hewlett.

Edwin E. van Bronkhorst is a former Chief Financial Officer of Hewlett-Packard and co-trustee of The William R. Hewlett Revocable Trust.

The William R. Hewlett Revocable Trust is a charitable trust set up by William R. Hewlett that owns approximately 72.8 million shares of HP stock.

Vote No on HP Compaq

Contacts

Contacts

Correspondence and inquiries regarding proxy solicitation can be directed to:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Phone toll free: (800) 322-2885

Phone collect: (212) 929-5500

[link to e-mail]

Media inquiries can be directed to:

Joele Frank / Dan Katcher / Todd Glass / Nina Covalesky

Joele Frank, Wilkinson Brimmer Katcher

140 East 45th St.

New York, NY 10017

Phone: (212) 355-4449

[link to e-mail]